Exhibit E
REPUBLIC OF TURKEY
PRIME MINISTRY
The Undersecretariat of Treasury
Office of the First Legal Advisor
The Republic of Turkey
Undersecretariat of Treasury
Ankara/TURKEY
September 26, 2006

Re:	The Republic of Turkey Registration Statement No. 333-133956
Ladies and Gentlemen:
     I, First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated August 10, 2006 (the “Prospectus”), the Prospectus Supplement dated September 14, 2006 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of December 15, 1998, between the Republic of Turkey (the “Republic”) and JPMorgan Chase Bank, as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004 (the “Fiscal Agency Agreement”), the Dealer Managers Agreement dated September 6, 2006 (the “Dealer Managers Agreement”) by and among the Republic and Citigroup Global Markets Inc. and Goldman Sachs International, and the Underwriting Agreement dated September 14, 2006 (the “Underwriting Agreement”) by and among the Republic and Citigroup Global Markets Inc. and Goldman Sachs International, pursuant to which the Republic (i) invited noteholders of certain notes issued by the Republic to submit offers to exchange or tender for purchase certain outstanding notes issued by the Republic for Notes due 2016 under the terms set forth in the Prospectus Supplement dated September 6, 2006 (the “Invitation”) and offered Notes due 2016 for cash (the “Cash Offering”, and together with the Invitation, the “Global Note Offering”); and (ii) has issued and offered for sale 7% Notes due September 26, 2016 in the aggregate principal amount of U.S.$1,500,000,000 (the “Notes”) pursuant to the terms of the Global Note Offering.
     It is my opinion that the Notes have been duly authorized and when duly executed and delivered by the Republic, authenticated in accordance with the Fiscal Agency

Agreement and delivered by and paid for in accordance with the terms of the Dealer Managers Agreement and the Underwriting Agreement, will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.
     I consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K and to the use of my name and the making of statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement.

Very truly yours,
/s/ Ahmet Fethi TOPTAS
Ahmet Fethi TOPTAS
First Legal Adviser Undersecretariat of Treasury, Prime Ministry The Republic of Turkey

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